Exhibit 99.1

CONTACT:	Menzo D. Case EVP 19 Cayuga Street Seneca Falls, NY 13148 315-568-5855

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE

November 7, 2006

SENECA-CAYUGA BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS SENECA FALLS, NEW YORK – Seneca-Cayuga Bancorp, Inc., the mid-tier holding company of Seneca Falls Savings Bank, (OTC Bulletin Board; symbol: SCAY) reported net loss of $1,000 for the three months ended September 30, 2006 as compared to a $44,000 loss for the same period in 2005. For the nine months ended September 30, 2006, the Company reported net income of $2,000 compared to a net loss of $8,000 for the same period in 2005.

Net loss decreased $43,000, or 97.7%, to $1,000 for the three months ended September 30, 2006 compared to $44,000 for the same period in the prior year. The decrease was attributable to a $48,000 increase in net interest income, a $33,000 increase in non-interest income and a $3,000 decrease in the provision for loan losses, offset partially by a $1,000 increase in non-interest expense and a $40,000 increase in our income tax expense.

Net interest income increased $48,000, or 5.1%, to $981,000 for the three months ended September 30, 2006 from $933,000 for the three months ended September 30, 2005 despite a 12 basis point decline in our interest rate spread. The increase was primarily due to an increase in our average interest-earning assets and a decrease in our average interest-bearing liabilities. This increase and decrease were funded primarily with the proceeds of our initial public offering which closed July 10, 2006.

Interest income increased $113,000 or 6.2%, and was $1.9 million for the three months ended September 30, 2006 as compared to $1.8 million for the three months ended September 30, 2005. The average interest-earning assets increased $3.8 million, or 2.7%, to $141.4 million at September 30, 2006 from $137.7 million at September 30, 2005. The increase in interest income resulted from an increase of $120,000, or 10.3%, in interest and fee income from loans due to a higher level of average loans driven by higher volumes of mortgage and other consumer loan originations and an increase of $97,000, or 164.4%, in other interest-earning assets, offset partially by a decrease of $104,000, or 17.6%, in interest earned from mortgage-backed securities because payments received from mortgage-backed securities were used to reduce borrowings. Other interest-earning assets include proceeds from the Company’s stock offering, which were invested in short-term cash deposits. The yield earned on interest-earning assets increased 18 basis points, or 56.7%, to 5.44% for the three months ended September 30, 2006 from 5.26% for the three months ended September 30, 2005, reflecting the modest movement in long-term rates.

Interest expense increased $65,000, or 7.4%, to $943,000 for the three months ended September 30, 2006 from $878,000 for the three months ended September 30, 2005. The increase in interest expense reflects a 30 basis point increase in the average cost of interest-bearing liabilities to 3.01% for the three months ended September 30, 2006 from 2.71% for the three months ended

Seneca-Cayuga Bancorp, Inc.

3rd Quarter Earnings Release

September 30, 2005, which is primarily due to higher costs incurred for certificates of deposits and borrowings. Certificates of deposit costs increased 47 basis points to 4.12% from 3.65% and borrowing costs increased 61 basis points to 3.78% from 3.17%. Money market account costs also increased between the two periods to 1.95% from 1.51%. The higher costs are indicative of the market for instruments maturing in five years or less. The costs of interest-bearing demand deposits and escrow and savings did not change significantly between the two periods.

The average balance of money market accounts declined $1.7 million, or 20.2%, to $6.5 million for the three months ended September 30, 2006 from $8.2 million for the three months ended September 30, 2005. In addition, the average balance of savings accounts declined $4.4 million, or 8.3%, to $48.0 million from $52.4 million during the same period. The decline in money market and savings accounts is primarily due to customers choosing to transfer their balances to a higher yielding instrument elsewhere in the present rate environment. We increased the rates paid on certificates of deposit consistent market rates. This resulted in an increase of $3.8 million, or 9.7%, in the average certificates of deposit balances to $43.1 million from $39.3 million between the three months ended September 30, 2006 and 2005. The average balances of borrowings declined $3.8 million, or 15.6%, to $20.4 million for the three months ended September 30, 2006 from $24.2 million for the three months ended September 30, 2005. We used a portion of the Company’s stock offering proceeds and cash flows from mortgage-backed securities to repay short-term borrowings.

The provision for loan losses was $20,000 for the three months ended September 30, 2006 as compared to $23,000 for the three months ended September 30, 2005. Loans in non-accrual status that were included in loans receivable totaled $417,000 as of September 30, 2006 as compared to $428,000 at December 31, 2005. The allowance for loan losses as of September 30, 2006 and December 31, 2005 represented 0.44% and 0.47% of total loans, respectively. We believe that the allowance for loan loss is sufficient to absorb known and inherent losses that are both probable and reasonably estimable at September 30, 2006.

Non-interest income increased $33,000, or 7.1%, to $499,000 for the three months ended September 30, 2006 from $466,000 for the three months ended September 30, 2005. The increase was the result of a $16,000 increase in bank fees and service charges, driven by higher volumes of account activity, a $4,000 increase in income from bank owned life insurance, increased rental income of $5,000, resulting from a property purchased for potential future branching and a $13,000 increase in mortgage banking income, which is the result of gains being recognized on loans sold, offset partially by a $5,000 decrease in insurance commissions, driven by premium rate reductions in automobile and home insurance.

Non-interest expense was $1.5 million for the three months ended September 30, 2006 and 2005. Increases and decreases in the non-interest expense components offset each other. Occupancy and equipment expenses declined $24,000, or 9.1%, to $240,000 for the three months ended September 30, 2006 from $264,000 for the three months ended September 30, 2005 which is primarily due to utility cost savings obtained through the installation of a more efficient heating and cooling unit at our main office and to a reduction in equipment maintenance costs as we have selectively eliminated some of the prepaid contracts in favor of “pay-as-you-go” contracts. Professional fees increased $27,000, or 54.0%, to $77,000 for the three months ended September 30, 2006 from $50,000 for the three months ended September 30, 2005 which are the result of higher legal and accounting fees incurred as a public company. Advertising expense decreased $18,000, or 17.6%, for the three months ended September 30, 2006 to $84,000 from $102,000 for the three months ended September 30, 2005 as we have reduced the number of media used.

Seneca-Cayuga Bancorp, Inc.

3rd Quarter Earnings Release

Income taxes increased $40,000, or 105.3% to a $2,000 expense for the three months ended September 30, 2006 from a benefit of $38,000 for the three months ended September 30, 2005. The increase in expense is the direct result of higher levels of pre-tax income. The reason that income tax exceeds pre-tax income is primarily because the Company is subject to a New York State minimum tax based on average assets that more than offset the federal tax benefit recorded during the quarter.

Net income increased $10,000, or 125.0%, to $2,000 for the nine months ended September 30, 2006 compared to a loss of $8,000 for the same period in the prior year. The increase was primarily attributable to a $63,000 increase in non-interest income and a $6,000 decrease in non-interest expense, offset partially by a $38,000 decrease in net interest income and a $24,000 increase in income tax expenses.

Net interest income decreased $38,000, or 1.3%, to $2.8 million for the nine months ended September 30, 2006 from $2.9 million for the nine months ended September 30, 2005. The decrease was attributable to a 36 basis point increase in the cost of interest-bearing liabilities, offset partially by a 22 basis point increase in yields earned on interest-earning assets which was largely due to a flat yield curve environment.

Interest income increased $308,000 or 5.8%, and was $5.7 million for the nine months ended September 30, 2006 as compared to $5.4 million for the nine months ended September 30, 2005. Our average interest-earning assets increased $2.0 million, or 1.4%, to $139.5 million at September 30, 2006 from $137.5 million at September 30, 2005. The increase in interest income resulted primarily from an increase of $448,000, or 13.4%, in interest and fee income from loans and an increase of $167,000, or 97.7%, in other interest-earning assets, offset partially by a decrease of $307,000, or 16.7%, in interest earned from mortgage-backed securities. Other interest-earning assets include proceeds from the Company’s stock offering, which were invested in short-term cash deposits. The yield earned on interest-earning assets increased 22 basis points, or 4.2%, to 5.42% for the nine months ended September 30, 2006 from 5.20% for the nine months ended September 30, 2005, reflecting the modest movement in long-term rates despite significant increases in short-term rates over the last year.

Interest expense increased $346,000, or 13.8%, to $2.8 million for the nine months ended September 30, 2006 from $2.5 million for the nine months ended September 30, 2005. The increase in interest expense resulted despite the average balance of interest-earning liabilities declining $342,000, or 0.3%, to $129.5 million for the nine months ended September 30, 2006 from $129.8 million for the same period a year earlier. The increased interest expense is primarily the result of a shift in funding from money market and savings accounts to certificates of deposit. Average balances of money market accounts decreased $1.3 million, or 14.8%, to $7.2 million for the nine months ended September 30, 2006 from $8.5 million for the nine months ended September 30, 2005, and average balances of savings accounts decreased $2.9 million, or 5.5%, to $49.6 million from $52.5 million during the same time period. The decrease is attributable to accounts being transferred to certificates of deposit or being withdrawn as customers are seeking higher yields. The average balance of certificates of deposit increased $2.8 million, or 7.1%, to $42.5 million for the nine months ended September 30, 2006 from $39.7 million for the nine months ended September 30, 2005, which is primarily due to customers responding well to the higher yields earned on certificates of deposit causing a 58 basis point increase in certificates of deposit cost between the nine months ended September 30, 2006 and the nine months ended September 30, 2005. We increased our rates on certificates of deposit in order to be more competitive within our market area.

Seneca-Cayuga Bancorp, Inc.

3rd Quarter Earnings Release

The provision for loan losses was $70,000 for the nine months ended September 30, 2006 and $73,000 for the nine months ended September 30, 2005.

Non-interest income increased $63,000, or 4.3%, and was $1.5 million for the nine months ended September 30, 2006 and 2005. Bank fees and service charges increased $70,000, or 10.2%, driven by higher volumes of account activity. Insurance commissions decreased $73,000, or 11.7%, reflecting a reduction in contingent income received and premium commission reductions in automobile and home insurance. Our mortgage banking income decreased $17,000, or 16.7%, as less gains were being recognized on loans sold, the effects of which were partially offset by an increase in servicing fees earned on loans sold. During 2006, the Company realized a $51,000 gain on the sale of a portion of a mutual fund investment, with no similar gains realized in 2005. Other non-interest income increased $32,000, or 66.7%, due to an increases of $15,000 and $19,000 in bank owned life insurance and rental income obtained form property purchased for potential future branching, respectively, offset partially by a $2,000 decrease in miscellaneous other non-interest income.

Non-interest expense decreased $6,000, or 0.1%, and was $4.3 million for the nine months ended September 30, 2006 and 2005. The decrease was the result of a $12,000 decrease in compensation and benefits, a $29,000 savings in occupancy and equipment expense, a $46,000 reduction in advertising, a $18,000 decline in fees incurred for collections and to repossess and maintain collateral and a decrease of $14,000 in other non-interest expense, partially offset by a $44,000 increase in service charges assessed by correspondent banks and third party items processing, a $48,000 increase in professional fees, which is the result of increased costs associated with being a publicly-held company, and a $23,000 increase in telephone and postage.

The income tax benefit increased $24,000, or 77.4%, to a $7,000 benefit for the nine months ended September 30, 2006 from a benefit of $31,000 for the nine months ended September 30, 2005 due to a lower pre-tax loss. The effective tax rate differs from the statutory federal rate of 34% primarily because the Company’s non-taxable income derived from changes in the cash value of bank-owned life insurance policies.

Total assets increased by $2.1 million, or 1.4%, to $154.1 million at September 30, 2006 from $152.0 million at December 31, 2005 primarily due to increases in cash and cash equivalents and loans, offset by decreases in securities. Asset growth was funded by subscription funds received from the Company’s minority stock offering.

Cash and cash equivalents increased by $675,000, or 19.7% to $4.1 million at September 30, 2006 from $3.4 million at December 31, 2005, primarily due to proceeds received from the Holding Company’s stock offering, which were invested in short term deposits held at the Federal Home Loan Bank of New York. It is anticipated that these funds will be used to repay term borrowings maturing in the fourth quarter of 2006.

Loans receivable, including loans held for sale, increased by $5.6 million, or 7.0%, to $84.8 million at September 30, 2006 from $79.3 million at December 31, 2005. The increase in loans receivable was the primarily the result of automobile loan originations and, to a lesser extent, mortgages and other loans to consumers. The Bank has experienced an increase in referrals from auto dealers within the Bank’s market area.

Interest bearing term deposits increased to $4.0 million at September 30, 2006, which represents a portion of the stock offering proceeds. It is anticipated that these funds will be used to repay term borrowings maturing in the first quarter of 2007.

Seneca-Cayuga Bancorp, Inc.

3rd Quarter Earnings Release

Securities decreased by $8.8 million, or 15.2%, to $48.9 million at September 30, 2006 from $57.7 million at December 31, 2005. The decrease is primarily attributable to the sale of $1.1 million of a mutual fund investment in March 2006 and principal payments received from our mortgage-backed securities.

Deposits decreased by $503,000, or 0.4%, to $112.4 million at September 30, 2006 from $112.9 million at December 31, 2005. While checking accounts and certificates of deposit have increased between the two period ends, savings and money market account balances have declined. Checking accounts have increased $1.7 million, or 11.9%, to $15.8 million at September 30, 2006 from $14.1 million at December 31, 2005 as a result of our marketing efforts. Certificates of deposit increased $4.6 million, or 11.3%, to $45.3 million at September 30, 2006 from $40.7 million at December 31, 2005, due to competitive rates we offer on the product. Savings accounts decreased $4.7 million, or 9.5%, to $45.2 million and money market accounts decreased $2.1 million, or 25.0%, to $6.2 million since December 31, 2005, as some customers withdrew their deposits seeking higher yield alternatives such as certificates of deposit.

Borrowings decreased by $7.3 million, or 26.9%, to $19.9 million at September 30, 2006 from $27.2 million at December 31, 2005. Short-term borrowings were repaid primarily from mortgage-backed securities and other principal repayments received during the period and from proceeds received from the Company’s stock offering.

Official checks increased $1.2 million, or 152.9%, to $2.0 million at September 30, 2006 from $779,000 at December 31, 2005 caused primarily by customers withdrawing funds through the issuance of checks to pay their property taxes, which are due at the end of September.

Total shareholders’ equity increased $9.1 million, or 89.7%, to $19.2 million at September 30, 2006 from $10.1 million at December 31, 2005. The increase is attributable to the Company’s public offering that generated net proceeds of $9.9 million after payment of $822,000 in conversion costs. Net proceeds of $933,000 were used to purchase stock for our Employee Stock Ownership Plan (“ESOP”). Our stockholders’ equity at September 30, 2006 reflected a $917,000 reduction for unallocated ESOP shares.

Seneca-Cayuga Bancorp, Inc. is the mid-tier holding company of Seneca Falls Savings Bank, a federally chartered savings bank headquartered in Seneca Falls, New York. The Bank has four full service offices located in its market area consisting of Cayuga, Seneca and Ontario Counties.

Presently, the only business conducted by Seneca-Cayuga Bancorp, Inc. is the 100% ownership of Seneca Falls Savings Bank and ownership of approximately $1.6 million investment in a mutual fund.

This release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, changes in real estate values, and competition, accounting principles, policies, or guidelines, legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products, and services.

Seneca-Cayuga Bancorp, Inc.

3rd Quarter Earnings Release

Financial Highlights

	(Unaudited) September 30, 2006	December 31, 2005	(Unaudited) September 30, 2005
	(Dollars in thousands)
Selected financial condition data:
Total assets	$154,072	$151,950	$153,702
Loans receivable, net	84,785	79,205	77,108
Securities	48,931	57,683	60,792
Deposits	112,412	112,915	114,071
Borrowings	19,916	27,228	26,942
Shareholder’s equity	19,200	10,112	10,232

Asset quality ratios:
Non-performing assets to total assets	0.36%	0.28%	0.38%
Non-performing loans to total loans	0.49%	0.54%	0.68%
Allowance for loan losses to non-performing loans	90.09%	86.68%	71.73%
Allowance for loan losses to total loans	0.44%	0.47%	0.49%

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Selected operating data:
Interest and dividend income	$1,924	$1,811	$5,665	$5,357
Interest expense	943	878	2,847	2,501

Net interest income	981	933	2,818	2,856
Provision for loan losses	20	23	70	73

Net interest income after provision for loan losses	961	910	2,748	2,783
Non-interest income	499	466	1,524	1,461
Non-interest expense	1,459	1,458	4,277	4,283

Income before income taxes	1	(82)	(5)	(39)
Provision for income taxes	2	(38)	(7)	(31)

Net income	$(1)	$(44)	$2	$(8)

Performance ratios (1):
Return on average assets	0.00%	-0.12%	0.00%	-0.01%
Return on average equity	-0.02%	-1.65%	0.02%	-0.10%
Interest rate spread (2)	2.43%	2.55%	2.49%	2.63%
Net interest margin (3)	2.77%	2.71%	2.69%	2.77%
Efficiency ratio (4)	98.58%	104.22%	98.50%	99.21%
Operating expense to average total assets	3.77%	3.89%	3.73%	3.82%
Average interest-earning assets to average interest-bearing liabilities	112.77%	106.15%	107.71%	105.90%

Capital ratios:
Average equity to average assets	11.73%	7.11%	8.38%	7.09%
Equity to total assets at the end of period	12.46%	6.66%	12.46%	6.66%

Other data:
Number of full service offices	4	4	4	4

(1)	Ratios for the interim periods have been annualized where appropriate.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	Represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.